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                                                                   Exhibit 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE


         This SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement"), is made and entered into this 15 day of April, 1998, by and between Donald Willis ("you"), a resident of the state of Minnesota, and Alliant Techsystems Inc. ("Alliant"), a Delaware corporation with its principal place of business in Hopkins, Minnesota. You and Alliant have agreed that your employment will conclude as provided in this Agreement and, in connection with such termination of employment, Alliant has agreed to provide you with certain payments and benefits to which you would not be entitled absent your execution of this Agreement. Further, you and Alliant desire to settle any and all disputes related directly or indirectly to your employment by Alliant and/or your termination from employment, in accordance with the terms and conditions set forth in this Agreement. Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Alliant agree as follows:

1. Assignment. Beginning April 1, 1998 through May 1, 1998 your job title, base pay and reporting structure will not be changed. Effective May 1, 1998 through March 1, 1999 you will be placed on a special assignment reporting to Alliant's Chief Executive Officer. The terms, conditions and expectations of such special project will be further outlined by the Chief Executive Officer. Your base pay for this period will be that as set forth in paragraph 4(a)(i) below.

2. Termination of Employment. Effective March 1, 1999, the special project to which you are assigned will end and your employment with Alliant will terminate. You will be eligible for and may elect early retirement pursuant to the terms of the Alliant Techsystems Inc. Retirement Plan as of such date. Except as otherwise provided in this Agreement or as set forth in the applicable employee benefit plan document, all privileges of such employment end as of the close of business on that date.

3. Resignation as Officer/Director. Effective as of the close of business May 1, 1998, you voluntarily resign as an Executive Officer of Alliant and as a Director or Officer of Alliant and any of its subsidiaries, joint ventures and affiliates.

4. Payment and Benefits
         (a) In connection with your reassignment and resignation, Alliant will provide you the following payments and benefits;

                  (i) Salary. Your monthly base pay for the period beginning April 1, 1998, and ending May 1, 1998, will remain at Sixteen Thousand Five Hundred One and No/100 dollars ($16,501.00) per month. ALLIANT WILL MAKE THIS PAYMENT TO YOU ONLY ON THE CONDITION THAT YOU HAVE NOT EXERCISED YOUR RIGHT TO REVOKE OR RESCIND THIS AGREEMENT PURSUANT TO PARAGRAPH 14 BELOW. Alliant will withhold required deductions, including deductions for applicable state and federal taxes, social security and all other standard deductions. This amount WILL be considered "Earnings" or "Recognized Compensation" for purposes of Alliant's qualified and non-qualified employee benefit plans.

                  (ii) Additional Salary. Your monthly base pay for the period beginning May 1, 1998 and ending August 1, 1998 will remain at Sixteen Thousand Five Hundred One and No/100 dollars ($16,501.00) per month. Your monthly base pay for the period beginning August 1, 1998 and ending March 1, 1999 will be Three Thousand Two Hundred Sixty Three and 85/100 dollars
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($3263.85) per month. Amounts paid for the period beginning May 1, 1998 and ending March 1, 1999 are equivalent to the benefit you would otherwise be eligible for under the terms of the Alliant Techsystems Inc. Severance Plan ($72,350.00) if you had been laid off effective as of May 1, 1998. ALLIANT WILL MAKE THIS PAYMENT TO YOU ONLY ON THE CONDITION THAT YOU HAVE NOT EXERCISED YOUR RIGHT TO REVOKE OR RESCIND THIS AGREEMENT PURSUANT TO PARAGRAPH14 BELOW. Alliant will withhold required deductions, including deductions for applicable state and federal taxes, social security and all other standard deductions. This amount WILL be considered "Earnings" or "Recognized Compensation" for purposes of Alliant's qualified and non-qualified employee benefit plans.

                  (iii) MIP. You will be eligible to receive your Management Incentive Plan (MIP) payment for Fiscal Year 1998. Such payment will be based on the performance criteria already agreed upon between you and Alliant prior to the beginning of such Fiscal Year and actual individual, business unit and corporate performance. This amount will be paid in a single lump sum payment in cash at the same time as all other MIP participants receive payment. This amount will be considered "Earnings" or "Recognized Compensation" for purposes of Alliant's qualified or non-qualified employee benefit plans. You will NOT be a participant in the Alliant Management Incentive Plan for the fiscal year beginning April 1, 1998 or thereafter.

                  (iv) Stock Options. With your continued employment through March 1, 1999, Two Thousand Three Hundred Thirty Four (2,334) stock options from June 1, 1995 will become vested at the normal vesting date of June 1, 1998; One Thousand (1,000) stock options from May 21, 1996 will become vested at the normal vesting date of May 21, 1998; and One Thousand One Hundred Sixty Six (1,166) stock options from May 20, 1997 will become vested at the normal vesting date of May 20, 1998. THESE OPTIONS WILL BECOME VESTED ONLY ON THE CONDITION THAT YOU HAVE NOT EXERCISED YOUR RIGHT TO REVOKE OR RESCIND THIS AGREEMENT PURSUANT TO PARAGRAPH 14 BELOW.

Non-vested stock options shall be forfeited effective on March 1, 1999. Any vested stock options granted on or before December 31, 1994, become forfeited as of March 1, 1999. Any vested stock options granted on or after January 1, 1995, are exercisable for a period which is equal to the lesser of a) three (3) years from your termination date as set forth in paragraph 2, or b) the stock option's normal expiration date, whichever is sooner.

                  (v) Performance Shares. Since the target performance goal of the 1996 performance share grant, (ESP of 5.00), has been met as of March 31, 1998, and you are two thirds (2/3) of the way through the three (3) year measurement period, two thirds (2/3) of the one thousand two hundred (1,200) shares for Target, which equals eight hundred (800) shares, will be delivered to you as of March 31, 1999. Your 1997 performance shares will be forfeited.

                  (vi) Executive Outplacement and Job Search/Relocation Expenses. You will be entitled, at the expense of Alliant, to receive reimbursement for outplacement services (from a nationally recognized firm of your selection) and other job search related and/or relocation expenses, up to a total amount, not to exceed 15% of your pre-March 31, 1998 annual base salary, upon presentation of invoice(s) for the costs thereof which are (a) not paid for by a prospective or subsequent employer, and (b) incurred prior to December 31, 1999. ALLIANT WILL MAKE THIS SERVICE AVAILABLE TO YOU ONLY ON THE CONDITION THAT YOU HAVE NOT EXERCISED YOUR RIGHT TO REVOKE OR RESCIND THIS AGREEMENT PURSUANT TO PARAGRAPH 14 BELOW.

                   (vii) Executive Life Insurance. The Executive Life Insurance Plan in which you are currently covered will be continued at its current amount and under its current terms through March 1, 1999, and Alliant will not maintain it in effect thereafter. It is understood that the policy
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will be transferred to you on such date and any cash surrender value remaining on March 1, 1999 will be transferred to you and will be grossed up for applicable state and federal taxes due upon such transfer, as is normal for executives who retire from active employment after a minimum of 5 years of service on or after their 55th birthday.

                  (viii) Executive Perquisites Account. Your participation in the Executive Perquisites Account plan shall terminate effective close of business on April 30, 1998. However, financial planning services will continue under its current terms through December 31, 1998.

                  (ix) Accrued but Unused Vacation. You will be paid your accrued and unused vacation balance on May 1, 1998. No vacation will accrue during the time period from May 1, 1998 through March 1, 1999.

                  (x) Employee Benefit Plans. Your rights to benefits under all other Alliant employee benefit plans will be governed by the terms of such plans. You will be offered through March 1, 1999, the employee benefits offered to other Alliant employees at its Minneapolis, Minnesota location on the same terms and conditions as such other employees and at similar rates, subject to the terms and conditions of the plans. Your basic life, supplemental life, dependent life, accidental death and dismemberment, and business travel accident (if injured or killed while on travel at the request of Alliant), insurance's however, will be based on your pre-April 1, 1998 benefit base. Further, in the event of your retirement on or after March 1, 1999, you will be offered retiree medical insurance on the same basis and subject to the same terms and conditions as those Alliant employees who retire from Alliant on or after April 1, 1998. You acknowledge that you have been provided Summary Plan Descriptions (SPD) for each of these plans and have been advised of your right to a copy of each of the underlying plan documents.

         (b) Except as provided above, you acknowledge that you have received all other compensation and benefits due and owing to you from Alliant and that you have no further claim to any compensation or employee benefits from Alliant. You acknowledge that you are not entitled to any of the payments and employee benefits in paragraphs 4(a)(i),(ii) (iii), (iv), (v) (vi), (vii), and (viii) above and that Alliant has agreed to provide this payment solely as consideration for your execution of this Agreement.

5. Your Death. Alliant agrees that the compensation and benefits described in Paragraphs 4(a)(i), (ii), (iii), (iv), (v), (viii), (ix) and (x) above will be paid or provided to, or exercised by, your estate in the event of your death. Alliant further agrees to pay any outstanding outplacement obligations you incurred prior to your death pursuant to Paragraph 4.a.(vi) above.

6. Attorneys' Fees and Expenses. You agree that you are responsible for payment of all of your own attorneys' fees and expenses incurred in conjunction with the review of this Agreement and resolution of any and all purported claims against Alliant.

7. Non-Solicitation. In consideration for the payment you will receive under this Agreement, you agree that you will not, for a period of one year following the Effective Date of this Agreement, induce or attempt to induce any employee of Alliant to leave his or her employment with Alliant or to become employed by any business enterprises with which you may then be employed, associated or connected.

8. Confidential Information. You acknowledge that in the course of your employment with Alliant or any of its predecessor companies, you have had access to confidential information and trade secrets relating to business affairs of Alliant and/or its predecessor or related companies and entities. You agree that you are obligated to not, at any time, disclose or otherwise make
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available to any person, company or other party confidential information or trade secrets. This Agreement shall not limit any obligations you have under any employee confidentiality agreement or applicable federal or state law.

9. Return of Alliant Property. You acknowledge that prior to May 1, 1998 you will returned all property owned by Alliant which is in your possession, including, but not limited to, any company credit card (or credit card on which Alliant is a guarantor), computer, fax, printer, pager or cellular telephones. Further, you agree to repay to Alliant the amount of any permanent or temporary advances previously made to you by Alliant which remain outstanding and any balance owing on any credit cards of any monies due and owing Alliant or for which Alliant is a guarantor.

10. Confidentiality. You agree you will not reveal to anyone, except your spouse, attorney, accountant or tax adviser, as necessary, any of the terms of this Agreement, the fact of its existence, or the facts and circumstances leading up to this Agreement or any of the amounts, numbers or terms and conditions of any sum payable to you. This confidentiality agreement does not preclude you from disclosing such information to a court as required by law, however, you agree that you shall notify Alliant's' General Counsel prior to such disclosure. You further agree to advise any third party of the confidentiality obligations associated with this Agreement.

Alliant agrees that it will not disclose the terms of this Agreement or the facts and circumstances leading up to this Agreement except: to Alliant's employees in the ordinary course and scope of their duties; to Alliant's present and future attorneys, accountants, and tax advisors; as Alliant in its sole discretion deems necessary in the course of legal proceedings or in anticipation of litigation or compliance with applicable reporting requirements; or as required in response to a court order, subpoena, or valid inquiry by a governmental agency.

11. Non-disparagement. You agree not to make any disparaging or negative statements about Alliant, its products or services or its current or former directors, officers, managers, or employees. Alliant's' directors and officers agree that they will not make any disparaging or negative statements about you.

12. Release. As an inducement to Alliant to enter into this Agreement, you fully release and discharge Alliant, its directors, officers, managers, employees, agents, insurers, representatives, counsel, shareholders, predecessors, successors, and other affiliates from all liability for damages or claims of any kind arising out of any action, in-action, decision, or event occurring through the date of your execution of this Agreement. You understand that you are giving up any and all manner of actions or causes of actions, suits, debts, claims, complaints, or demands of any kind whatsoever, whether direct or indirect, fixed or contingent, known or unknown, in law or in equity, that you have or may have for claims arising under or based on the Minnesota Human Rights Act, Minn. Stat.
section 363.01, ET. SEQ.; Title VII of the Civil Rights Act, 42 U.S.C. section 2000e ET SEQ.; the Age Discrimination in Employment Act, 29 U.S.C. section 621 ET SEQ.; the Americans with Disabilities Act, 42 U.S.C. section 12101, ET SEQ.; the Fair Labor Standards Act, 29 U.S.C. section 201 ET SEQ.; the Employee Retirement Income Security Act, 29 U.S.C. 1001, ET SEQ.; or any other federal, state or local law, including any attorneys' fees that could be awarded in connection with these or any other claims. You further understand that this release extends to, but is not limited to, all claims that you have or may have in contract or tort theories, for wrongful discharge, wrongful discharge in violation of public policy, breach of contract, interference with contractual relations, promissory estoppel, breach of an express or implied promise, breach of the implied covenant of good faith and fair dealing, breach of employee handbooks, manuals or other policies, assault, battery, intentional or negligent misrepresentation, fraud, retaliation, intentional or negligent infliction of emotional distress, defamation, breach of
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fiduciary duty, negligent hiring, retention or supervision and/or any other claim otherwise based on any theory, whether developed or undeveloped, arising from or related to your employment or the termination of your employment with Alliant, or any other fact or matter occurring prior to your execution of this Agreement.

         You further agree that you will not institute any claim for damages, by charge or otherwise, nor otherwise authorize any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceeding against Alliant, its officers, executives, agents, assigns, insurers, representatives, counsel, administrators, successors, predecessors, shareholders, employees and /or directors. You also waive the right to money damages or other legal or equitable relief awarded by any governmental agency related to any such claim.

         You further agree that you (or anyone on your behalf) will not file a charge with the Equal Employment Opportunity Commission or similar state agency, and that you waive your right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity Commission or similar state agency-filed court action, and your release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge.

13. Consideration Period. You have been informed that the terms of this Agreement shall be open for consideration by you for a period of at least forty-five (45) calendar days after the date set forth above, during which time you may consider whether or not to accept this Agreement and seek counsel to advise you regarding the same. You agree that changes to this Agreement, whether material or immaterial, will not restart this acceptance period. You further understand that you are not required to take the entire forty-five (45) day period to decide whether you wish to execute the Agreement and that you may do so on an accelerated basis without prejudice to your own or Alliant's rights under this Agreement.

14. RIGHT TO RESCIND AND/OR REVOKE. YOU UNDERSTAND THAT YOU HAVE THE RIGHT TO REVOKE OR RESCIND THIS AGREEMENT FOR ANY REASON BY INFORMING ALLIANT OF YOUR INTENT TO REVOKE OR RESCIND THIS AGREEMENT WITHIN FIFTEEN (15) CALENDAR DAYS AFTER YOU SIGN IT. YOU UNDERSTAND THAT THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNLESS AND UNTIL YOU EXECUTE THE AGREEMENT AND THE APPLICABLE REVOCATION/RESCISSION PERIOD HAS EXPIRED. ANY SUCH REVOCATION OR RESCISSION MUST BE IN WRITING AND HAND-DELIVERED TO BOB GUSTAFSON OR, IF SENT BY MAIL, POSTMARKED WITHIN THE APPLICABLE TIME PERIOD, SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AND ADDRESSED AS FOLLOWS:

                             MR. ROBERT E. GUSTAFSON
                         VICE PRESIDENT, HUMAN RESOURCES
                            ALLIANT TECHSYSTEMS INC.
                                    MN11-2042
                              600 SECOND STREET NE
                             HOPKINS, MN 55343-8384


          IN THE EVENT THAT YOU OPT TO RESCIND OR REVOKE THE AGREEMENT, NEITHER YOU NOR ALLIANT WILL HAVE ANY RIGHTS OR OBLIGATIONS WHATSOEVER UNDER THIS AGREEMENT. ANY RESCISSION OR REVOCATION, HOWEVER, DOES NOT AFFECT YOUR TERMINATION OF EMPLOYMENT FROM ALLIANT EFFECTIVE AS OF THE DATE SET FORTH IN PARAGRAPH 2.

15. Effective Date. This Agreement does not become effective until sixteen (16) calendar days after you sign it and return it to Bob Gustafson and then only if it has not been rescinded or revoked by you under the procedures of paragraph 14.
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16. No Admission. This Agreement is NOT an admission by Alliant that any of its actions or inactions are unjustified, unwarranted, discriminatory, wrongful or in violation of any Federal, state or local law and this Agreement shall not be interpreted as such. Alliant disclaims any liability to you or any other person on the part of itself, its directors, its officers, its employees, its representatives, and its agents. You agree and acknowledge that this Agreement shall not be interpreted to render either party to be a prevailing party for any purpose including, but not limited to, an award of attorney's fees under any statute or otherwise.

17. Effect of Breach. In the event that you breach any provision of this Agreement, Alliant will have no further obligations under Sections 4(a)(i),
(ii), (iii), (iv), (v), (vi), (vii) and (viii) of this Agreement and you agree that Alliant is entitled to repayment of all monies paid to you under such Sections together with the attorneys' fees and costs incurred to collect the money and to seek injunctive relief.

18. No Adequate Remedy. You agree that it is impossible to measure in money all of the damages which will accrue to Alliant by reason of your breach of any of your obligations under this Agreement. Therefore, if Alliant shall institute any action or proceeding to enforce the provisions hereof, you hereby waive the claim or defense that Alliant has an adequate remedy at law, and you shall not raise in any such action or proceeding the claim or defense that Alliant has an adequate remedy at law.

19. No Assignment. This Agreement is personal to you and may not be assigned by you .

20. Enforceable Contract. This Agreement shall be governed by the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

21. Entire Agreement. You agree that this Agreement contains the entire agreement between you and Alliant with respect to the subject matter hereof and there are no promises, undertakings or understandings outside of this Agreement, except with respect to your continued requirement not to reveal confidential, secret or top secret information, patent, trademark or similar matters and as specifically set forth herein. This Agreement supersedes all prior or contemporaneous discussions, negotiations and agreements, whether written or oral. Your right to payments or employee benefits from Alliant are specified exclusively and completely in this Agreement. Any modification or addition to this Agreement must be in writing, signed by an officer of Alliant and you.

22. Change of Control. This Agreement shall be binding upon both parties irrespective of a Change of Control of Alliant Techsystems Inc.

23. ACKNOWLEDGEMENT. YOU AFFIRM THAT YOU HAVE READ THIS AGREEMENT, HAVE HAD ADEQUATE TIME TO CONSIDER THE TERMS OF THE AGREEMENT AND HAVE BEEN ADVISED THAT YOU MAY CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. THE PROVISIONS OF THIS AGREEMENT ARE UNDERSTANDABLE TO YOU AND TO THE EXTENT THAT YOU HAVE NOT UNDERSTOOD ANY SECTION, PARAGRAPH, SENTENCE, CLAUSE OR TERM, YOU HAVE TAKEN
STEPS TO ENSURE THAT IT WAS EXPLAINED TO YOU. YOU HAVE ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY.
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IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.


Dated: April 15, 1998                       /S/ Donald E. Willis
                                            ---------------------
                                            You


Dated: April 15, 1998                       Alliant Techsystems Inc.

                                            By:/S/ Richard Schwartz
                                               ----------------------
                                            Its: Chairman